Fuel Systems Solutions to Acquire EvoTek LLC

- Adds OEM systems engineering platform and CARB certified dedicated systems product line -

- Completes acquisition of Productive Concepts International alternative fuel vehicle business -

NEW YORK, N.Y., September 8, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) has agreed to purchase EvoTek LLC, a premier alternative fuel automotive systems developer in North America that offers dedicated CNG and LPG conversion systems across multiple U.S. fleet vehicle platforms. The transaction is valued at $7.0 million comprised of $4.0 million in cash to be paid at closing and $3.0 million of Fuel Systems' stock paid into escrow at closing and released in three equal annual installments upon achievement of certain product development milestones, and is expected to close in September 2010, subject to customary closing conditions. After closing, EvoTek will be integrated into Fuel Systems' U.S. automotive division. EvoTek's customers include BAF Technologies, Inc., a subsidiary of Clean Energy Fuels Corp.

Additionally, Fuel Systems announced today that it has completed the purchase of Productive Concepts International LLC's (PCI) alternative fuel vehicle business for $11.1 million including $975,000 in assumed debt, as announced on August 5th.

"The combination of EvoTek and PCI with our existing U.S. automotive business is transformative for Fuel Systems in the U.S. marketplace," said Mariano Costamagna, chief executive officer of Fuel Systems Solutions. "The development of the U.S. alternative fuel vehicles market is now accelerating and these transactions allow us to build on our strong, unique leadership position in this market. We remain dedicated to meeting the demands of evolving OEM alternative fuel programs."

Matthew Beale, president, chief financial officer and secretary of Fuel Systems Solutions, said, "EvoTek and PCI together equip our U.S. Automotive business with the complete package of capabilities necessary to be a leader in this market. Evotek is a strategic transaction that immediately positions Fuel Systems to compete in the dedicated natural gas vehicle (NGV) OEM market emerging in the United States. PCI adds key technology and industry relationships to further our North American OEM and fleet market strategy, and its selection by General Motors to supply CNG fuel delivery and storage systems for the Chevrolet Express and GMC Savana vans is an exciting opportunity to leverage our combined platforms for these customers' evolving alternative fuel vehicle strategy. PCI also expands our vehicle modification and systems integration capabilities for a variety of alternative fuel applications, including hybrid, CNG, propane and dual-fuel diesel.

Mr. Beale concluded, "We continue to believe fleet vehicles offer attractive opportunities for our gaseous fuel solutions in the U.S. We now have a full suite of automotive capabilities in this market, including a CARB certified, dedicated systems product line and in-house OEM systems engineering platform, greatly enhancing our ability to leverage our strong existing relationships with fleet customers and other manufacturers as they roll out CNG and LPG versions of key fleet vehicles."

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, expressed or implied statements concerning the Company's ability to successfully utilize the acquisition to penetrate new and developing markets, leverage existing business, and contribute positively to revenues and earnings. Such statements only state our beliefs and opinions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that closing conditions will not be met, that we cannot integrate the acquisitions into our business promptly and efficiently, that expected sales do not materialize, that revenues from the acquired businesses decline, that changes in emissions regulations may not significantly increase demand for the Company's products, and that the continuation of the global economic downturn may reduce demand for our products. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com(415) 433-3777